Exhibit 23.1 - Consent of Independent Accountants

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration on Form S-1, of our report dated February 2, 2011, relating to the audited financial statements of Dane Exploration Inc., and to the reference of our Firm under the caption "Interests of Named Experts and Counsel" appearing in the Prospectus.

/s/ Madsen & Associates CPA's, Inc.
Madsen & Associates CPA's, Inc.
Salt Lake City, Utah
July 15, 2011